Exhibit 99.1

THE LGL GROUP ANNOUNCES UPDATE TO ANNOUNCED SPIN-OFF

ORLANDO, FL August 11, 2022 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”) today announced that LGL’s Board of Directors has decided to reschedule the previously announced spin-off of M-Tron Industries, Inc. (“MtronPTI”). The Board has established September 30, 2022 as the new record date and October 7, 2022 as the anticipated distribution date.

MtronPTI’s Registration Statement on Form 10 (the “Form 10”) on file with the Securities and Exchange Commission (the “SEC”) will be updated to reflect the new record and distribution dates.

After the separation, MtronPTI common stock is expected to trade under the stock ticker symbol “MPTI” and LGL will continue to trade under the stock ticker symbol “LGL.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About The LGL Group, Inc.

LGL’s business strategy is primarily focused on growth through expanding new and existing operations across all industries, including the Company’s wholly owned Precise Time and Frequency Corporation (PTF) based in Wakefield Massachusetts. The LGL Group Inc.'s engineering and design origins date back to the early part of the last century. In 1917, Lynch Glass Machinery Company, the predecessor of LGL, was formed, and emerged in the late twenties as a successful manufacturer of glass-forming machinery. The company was then renamed Lynch Corporation, and was incorporated in 1928, under the laws of the State of Indiana. In 1946, Lynch was listed on the “New York Curb Exchange,” the predecessor to the NYSE American. The company has had a long history of owning and operating various businesses in the precision engineering, manufacturing and services sectors.

Precise Time and Frequency (PTF) was founded in 2002 and offers customers frequency reference and time standard synchronization solutions tailored to meeting performance requirements. PTF is housed in a well-equipped, modern, facility and staffed by a highly dedicated and experienced team of time and frequency professionals. Although the company offers a wide range of standard instruments and options, new requirements are enthusiastically embraced, resulting in an ever-expanding capability. Products include NTP Servers, broadband amplifiers, RF distribution, 1PPS distribution, and fiber optic distribution. The company has developed a comprehensive portfolio of time and frequency instrumentation including frequency standards, time standards, and time code generators, complemented by a wide range of ancillary products such as RF distribution amplifiers, Digital distribution amplifiers, Time Code distribution amplifiers, and redundancy switches. Thousands of instruments have been delivered to a broad range of applications worldwide, from simple network time servers to synchronize local computers and instruments, to fully redundant and highly sophisticated Satellite Communications and Broadcast systems. Military applications include synchronization of mobile Satcom terminals, high performance sources for calibration, a unique SAASM solution, and test equipment providing the ultimate in frequency stability and phase noise performance.

M-tron Industries, Inc. (“Mtron”) was originally founded in 1965 as Mechtronics, Industries, Inc. Shortly thereafter, the name was formally changed to M-tron Industries, Inc. The primary business of Mtron during the early years was building crystals for the CB radio market. When technology changed in the late 1970s, so did Mtron. A change in marketing approach and continued development of products provided new life for the company. Mtron became known as a supplier of high quality, high reliability crystal, oscillator, and to some degree, VCXO (Voltage Controlled Crystal Oscillator) and TCXO (Temperature Compensated Crystal Oscillator) products which would be used in applications such as telecommunication infrastructure used to make phone systems and later on, the internet function. In 1976, M-tron Industries, Inc. was acquired. In 2002, Mtron acquired the assets of Champion Technologies, Inc. of Franklin Park, Illinois. Champion was a spin-off of Motorola during the mid-1980s. This acquisition helped Mtron recover more quickly from the telecom market collapse of 2001 and 2002 by expanding product offering, as well as customer base.

In 1965, at nearly the same time that Mtron was established, another company was organized, known as Piezo Technology, Inc. (“PTI”). PTI was organized for the purpose of designing and building crystal filters used in all types of equipment where certain types of noise need to be filtered out of a circuit. PTI grew over the years in both business and products to include LC (Lumped Element) filters, TCXO and OCXO (Oven Controlled Crystal Oscillator) products. Primary markets for PTI were Military, Avionics and Instrumentation. In 1995 PTI opened a manufacturing location in India and in 2004 M-tron Industries, Inc. acquired Piezo Technology, Inc.

The combined operations of Mtron and PTI are referred to as “MtronPTI”, and are headquartered in Orlando, Florida. MtronPTI currently has a global footprint and serves most major markets that require precision timing and filter products. The Company’s target market segments include high-end telecommunications, and military, instrumentation, space and avionics (referred to as “MISA”). MtronPTI has operations in Orlando, Florida, Yankton, South Dakota and Noida, India. In addition, MtronPTI has sales offices in Hong Kong and Shanghai, China. MtronPTI is currently in the process of being spun off from LGL Group, subject to shareholder approval.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000